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                                                              Exhibit 2.1

                                    AGREEMENT

     THIS AGREEMENT (this "Agreement") is made and entered into as of the 24th day of April, 1998, by and between The Comptroller of the State of New York as Trustee of the New York State Common Retirement Fund, having an address at 633 Third Avenue, New York, New York ("Seller") and SL Green Operating Partnership, L.P., having an address at 70 West 36th Street, New York, New York ("Purchaser").

                                 R E C I T A L S

     WHEREAS, Purchaser desires to purchase and Seller desires to sell that certain loan (the "Loan") evidenced and/or secured by that certain promissory note (the "Note"), mortgage (the "Mortgage") and assignment of leases and rents (the "Assignment of Leases and Rents") listed on Exhibit A annexed hereto and made a part hereof (the Note, the Mortgage and the Assignment of Leases and Rents being collectively referred to as the "Loan Documents").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     1. Purchase of the Loan. For good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase and accept from Seller, all of Seller's right, title and interest in and to the Loan and the Loan Documents, subject to and in accordance with the terms and provisions of this Agreement.

     2. Purchase Price. The purchase price (the "Purchase Price") is FORTY FIVE MILLION AND 00/100 DOLLARS ($45,000,000.00), payable as follows:

          (a) Upon execution of this Agreement, Purchaser shall pay to Seller the sum of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00) (the "Deposit"), which Deposit shall be made by wire transfer of immediately available funds pursuant to the wire instructions listed on Schedule I annexed hereto and made a part hereof and shall be deemed earned upon receipt by Seller and shall be non-refundable except (i) pursuant to Subsection 6(b) hereof or (ii) as otherwise provided herein; and

          (b) On the Closing Date (hereinafter defined), Purchaser shall pay to Seller the sum of FORTY ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($41,500,000.00) (the "Balance") representing the balance of the Purchase Price, which payment shall be made by wire transfer of immediately available funds as Seller shall direct and shall be deemed earned upon receipt by Seller. Notwithstanding the provisions of this Subsection 2(b) to the contrary, the Balance shall be reduced by the amount of the Extension Deposit (hereinafter defined) paid by Seller to Purchaser, if any.


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     3. Term of Agreement. (a) The consummation of the purchase and sale of the
Loan (the "Closing") shall take place at 10:00 a.m. on or before May 21, 1998 (said date being referred to as the "Closing Date") at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, or at such other location upon which Seller and Purchaser may mutually agree in writing.

     (b)(i) Purchaser shall have the right to extend the Closing Date until July 1, 1998 (the "First Extension Date") by giving not less than five (5) days prior written notice to Seller and upon the payment to Seller, with said notice, of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00)(the "First Extension Deposit").

     (ii) Purchaser shall have the right to further extend the Closing Date until July 31, 1998 by giving not less than five (5) days prior written notice to Seller and upon the payment to Seller, with said notice, of (A) an additional ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the "Second Extension Deposit"; the First Extension Deposit and the Second Extension Deposit are hereinafter referred to, individually and collectively, as the context may require as the "Extension Deposit") and (B) THREE HUNDRED SIXTY-THREE THOUSAND EIGHTY-TWO AND 19/100 DOLLARS ($363,082.19) (the "Additional Fee").

     (c) Notwithstanding the provisions of Subsection 3(b)(ii) to the contrary, at the Closing, Seller shall refund to Purchaser that portion of the Additional Fee paid by Seller that exceeds the product of (A) ELEVEN THOUSAND SEVEN HUNDRED TWELVE AND 33/100 DOLLARS ($11,712.33) multiplied by (B) the number of day elapsed since the First Extension Date through and including the Closing Date.

     4. Closing Requirements.

     (a) Obligations of Seller. (i) At Closing, subject to the payment of real estate taxes due and payable prior to the Closing Date, the escrow account then held by or on account of Seller in connection with the Loan shall be transferred to Purchaser by wire transfer of immediately available funds as Purchaser may direct, together with all account records in connection therewith.

     (ii) At Closing, Seller shall deliver to Purchaser or Purchaser's designee:

          (A) the original Note endorsed, without recourse, by allonge;

          (B) the original Mortgage and an executed assignment of the Mortgage (the "Assignment of Mortgage") in substantially the form of Exhibit B annexed hereto and made a part hereof;

          (C) the original Assignment of Leases and Rents and an executed assignment of the Assignment of Leases and Rents (the "Assignment of ALR") in substantially the form of Exhibit C annexed hereto and made a part hereof;

          (D) an original counterpart of any other material document evidencing or securing the Note (other than the Loan Documents) or, in the event that Seller is unable to locate an original counterpart of any such document, a photocopy thereof certified as true and complete by Seller, and an executed omnibus assignment relating to such documents in substantially the form of Exhibit D annexed hereto and made a part hereof;


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          (E) assignments of UCC financing statements (collectively, the
"UCC-3") pertaining to the Loan in substantially the form of Exhibit E-1 and Exhibit E-2 annexed hereto and made a part hereof;

          (F) a statement under oath to establish the inapplicability of section 275 of the real property law of the State of New York (the "275 Affidavit") in substantially the form of Exhibit F annexed hereto and made a part hereof;

          (G) a certification as to the then outstanding principal balance of the Note;

          (H) such documents as may be necessary to substitute Purchaser and Purchaser's counsel as the plaintiff and the plaintiff's counsel, respectively, in the Action;

          (I) reasonable proof of the authority of Seller's signatories; and

          (J) such other documents as may be necessary to consummate the transactions contemplated herein.

     Purchaser shall bear sole responsibility for, and the cost of, recording the Assignment of Mortgage, the Assignment of ALR, the UCC-3 and the 275 Affidavit and any other assignments and/or documents delivered to Purchaser at or after the Closing in connection with the Loan.

     (b) Obligations of Purchaser. (i) At Closing, Purchaser shall pay, in addition to the Balance, all transfer, filing and recording fees, taxes, costs and expenses, and any applicable documentary taxes required to be paid by either Seller or Purchaser in connection with the transactions contemplated by this Agreement, and Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, costs, damages and expenses arising out of or in connection with Purchaser's failure to pay any such amounts on a timely basis. The provisions of this Section 4(b) shall survive the Closing. Nothing in this Section 4(b) shall be construed to make Purchaser liable to Seller for (i) legal fees and expenses incurred by Seller to Thacher Proffitt & Wood or Heitman Capital Management Corporation in connection with this Agreement and the transactions contemplated hereby or (ii) any mortgage recording taxes which were due and payable upon the original recordation of any of the recorded Loan Documents, but 711 Third Associates ("Borrower") shall remain liable for said taxes.

     (ii) At Closing, Purchaser shall deliver to Seller certified copies of appropriate resolutions, directions and consents approving the execution and delivery of the documents to Purchaser necessary to complete the transactions contemplated by this Agreement, together with such other certificates of incumbency and other evidence of authority as Seller or Seller's counsel may reasonably require.


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     5. Pending Litigation. Upon the execution of this Agreement, with respect to that certain litigation entitled The Comptroller of the State of New York as Trustee of the New York State Common Retirement Fund v. 711 Third Associates currently pending in the Supreme Court of the State of New York, New York County under Index No. 114250/97 (the "Action"), Seller agrees not to have a court-appointed referee advertise or conduct a foreclosure sale of the Mortgaged Property (as defined in the Verified Complaint in the Action) until the earlier of (i) the expiration of the term of this Agreement, including any applicable extension periods pursuant to Section 3 hereof, and (ii) the occurrence of a default under this Agreement. Nothing contained herein shall be construed as a waiver of or, except as aforesaid, an agreement to forebear, from exercising any right or remedy of Seller as provided in the Loan Documents or at law or in equity, it being expressly understood that Seller will proceed with all steps necessary to have a Judgement of Foreclosure and Sale entered in the Action.

     6. Crain's Lease. (a) Upon the execution of this Agreement and receipt by Seller of the Deposit, Seller agrees to join with Borrower in objecting to that certain proposed lease between Kenneth R. Feinberg, as Receiver of 711 Third Avenue, as landlord and Crain Communications Inc, as tenant (the "Crain's Lease") based upon Purchaser's representation that Purchaser will be unwilling to purchase the Loan if Seller fails to agree to join with Borrower in objecting to the Crain's Lease. Notwithstanding the foregoing, other than as provided in this Section 6, Purchaser's obligations hereunder are in no way contingent upon the execution, modification or amendment of the Crain's Lease.

     (b) In the event that the Crain's Lease or another lease with Crain Communications Inc is executed and effective without Purchaser's written prior consent, the Deposit, the Extension Fee, if any, and the Additional Fee, if any, paid by Purchaser shall be refunded to Purchaser within five (5) Business Days (hereinafter defined) following written request by Purchaser to Seller.

     7. No Representations/Warranties. Seller makes no representations nor gives any warranties relating to the Loan and the Loan Documents, which shall be sold by Seller and purchased and accepted by Purchaser "as-is, where is."

     8. No Partnership. Nothing set forth in this Agreement shall be construed as making Seller, Purchaser and/or Borrower the partner, agent or joint venturer of any other party. Nothing set forth in this Agreement and no prior statement, act or inaction shall be construed as making Seller an operator or manager of the Mortgaged Property. Seller and Purchaser shall have no relationship to each other, other than as parties to this Agreement.

     9. Brokers. Each party represents to the other that no broker brought about this Agreement. Each party shall indemnify, defend and hold the other party harmless against all claims, liabilities, costs, damages and expenses of any nature (collectively, the "Losses") arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have acted on behalf of or to have dealt with the other party in connection with the transactions contemplated by this Agreement. Furthermore, Purchaser agrees to indemnify, defend and hold Seller harmless against all Losses arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, with respect to the Crain's Lease. The provisions of this Section 9 shall survive the Closing.


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     10. Default.

     (a) Upon a default by Purchaser under this Agreement, Seller shall be entitled to terminate this Agreement upon notice to Purchaser and retain the Deposit, the Extension Deposit, if any, and the Additional Fee, if any, as liquidated damages, as its sole remedy.

     (b) Upon a default by Seller under this Agreement, Purchaser, as and for its sole remedy arising out of such breach, shall have the right to either (i) terminate this Agreement upon notice to Seller, in which event Seller shall return the Deposit, the Extension Deposit, if any, and the Additional Fee, if any, and neither party shall thereafter have any further obligations under this Agreement or (ii) seek specific performance of the obligations of Seller under this Agreement; provided, however, that in no event shall Purchaser be entitled to monetary damages.

     11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with applicable federal law and the laws of the State of New York, without reference or giving effect to any choice of law doctrine.

     12. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person,
(b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows:

If to Seller:             The Comptroller of the State of New York as
                          Trustee  of  the  New  York  State   Common
                          Retirement Fund
                          633 Third Avenue, 31st Floor
                          New York, New York 10017
                          Attention: Mr. Martin Levine

with a copy (which shall not constitute notice) to:

                          Thacher Proffitt & Wood
                          Two World Trade Center
                          New York, New York 10048

                          Attention: Joseph P. Forte, Esq.

                                      and

                          Heitman Capital Management Corporation
                          180 North LaSalle Street
                          Chicago, Illinois 60601
                          Attention: Mr. Dwight P. Fawcett,
                                     Executive Vice President


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If to Purchaser:          SL Green Operating Partnership L.P.
                          70 West 36th Street
                          New York, New York 10018
                          Attention: Benjamin P. Feldman, Esq.

with a copy (which shall not constitute notice) to:

                          Robinson Silverman Pearce Aronsohn & Berman
                          1290 Avenue of the Americas
                          New York, New York 10104
                          Attention: Jonathan S. Margolis, Esq.

     For purposes of this Section 12, the term "Business Day" shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

     13. Time. Time is of the essence for all provisions of this Agreement.

     14. Interpretation. The headings of the various sections of this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provisions hereof.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

     16.  Authority.     Each  party  executing  this  Agreement
represents to the other party that such party has the full authority and legal right and power to do so.

     17. Additional Documents or Acts. The parties hereto shall execute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent of this Agreement.

     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     19. No Amendment or Modification. No amendment, supplement or modification of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement or other modification would be asserted, unless such amendment, supplement or modification was made in a writing signed by such party. Purchaser acknowledges and agrees that all future discussions with Seller shall be without prejudice to Seller and shall not be deemed to modify, waive or amend any term or provision of this Agreement or the Loan Documents.

     20. Costs and Expenses. Except as otherwise provided herein, each party shall be solely responsible for their own costs and expenses (including legal expenses) incurred with respect to this Agreement and the transactions contemplated hereby.


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     21. Entire Agreement.This Agreement (together with the Exhibits annexed hereto) sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties hereto with respect to the transactions contemplated hereby.

     22. Review by Counsel. Seller and Purchaser each expressly acknowledge that their respective counsel have reviewed this Agreement, and that each has had the opportunity to consult with their attorney prior to executing this Agreement.

     23. Purchaser's Representation. Purchaser represents that simultaneously with the execution of this Agreement, Purchaser is entering into an agreement with the principals of Borrower with respect to said principals interest in the Mortgaged Property.

                         [NO FURTHER TEXT ON THIS PAGE]


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     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                           SELLER

                           ------

                           THE COMPTROLLER OF THE STATE OF NEW YORK AS TRUSTEE OF THE NEW YORK STATE COMMON RETIREMENT FUND

                           By:  /s/ John E. Hull
                               ------------------------------
                               Name:

                               Title:

                           PURCHASER

                           ---------

                           SL GREEN OPERATING PARTNERSHIP, L.P.

                           By:   SL GREEN REALTY  CORP.,  a Maryland
                                 corporation, its general partner

                                 By:  /s/ Stephen L. Green
                                      ------------------------------
                                      Name:
                                      Title:


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                                    EXHIBIT A
                                    ---------

1. Promissory note dated July 29, 1988 executed and delivered by 711 Third Associates to The Comptroller of the State of New York as Trustee of the New York State Common Retirement Fund in the principal sum of $46,000,000.00.

2. Mortgage dated July 29, 1988 executed and delivered by 711 Third Associates to The Comptroller of the State of New York as Trustee of the New York State Common Retirement Fund recorded on August 9, 1988 in the Office of the City Register of the County of New York, State of New York in Reel 1444 of Mortgages, page 1573.

3. Assignment of Leases and Rents dated July 29, 1988 executed and delivered by 711 Third Associates to The Comptroller of the State of New York as Trustee of the New York State Common Retirement Fund recorded on August 9, 1998 in the Office of the Clerk of the County of New York, State of New York in Reel 1444, page 1673.


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                                   SCHEDULE I

                           Seller's Wire Instructions

                           --------------------------

                           Mellon Bank N.A.
                           Pittsburgh, Pennsylvania

         For Credit To:    Mellon Mortgage Company
         Account No.:      022-5963
         ABA No.:          043000261
         Loan No.:         90-090-4352


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